Exhibit A

Joint Filing Agreement

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement of Schedule 13G (including amendments thereto) with regard to the common stock of Capstead Mortgage Corporation., a Maryland corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 6, 2008.

Highland Capital Management, L.P

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
James D. Dondero, President

Strand Advisors, Inc.

By:	/s/ James D. Dondero
James D. Dondero, President

James D. Dondero

/s/ James D. Dondero